Filed Pursuant to Rule 424(b)(3)
                                        Registration Nos. 33-55787 and 33-64179

PRICING SUPPLEMENT NO. 18, dated June 16, 1997
(To Prospectus dated January 23, 1997, and
Prospectus Supplement dated June 9, 1997)
(CUSIP No. 17120Q ZD6)

                                  $2,500,000,000
                          Chrysler Financial Corporation
                            Medium-Term Notes, Series Q
                                 Fixed Rate Notes
                      Due 9 Months or More From Date of Issue

Principal Amount:     $4,000,000

Issue Price:          100%

Original Issue Date:  June 19, 1997

Stated Maturity:      June 21, 1999

Interest Rate:        6.28%

Interest Payment Dates:   February 15 and August 15

Specified Currency:       U.S. Dollars
     (If other than U.S. Dollars, see attachment hereto)

Option to Receive Payments in Specified Currency:  [ ] Yes   [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Redemption:    [X] The Notes cannot be redeemed prior to maturity.
               [ ] The Notes may be redeemed prior to maturity.

Initial Redemption Date:

The Redemption Price shall initially be      % of the principal amount of the
Notes to be redeemed and shall decline at each anniversary of the initial
Redemption Date by     % of the principal amount to be redeemed until the
Redemption Price is 100% of such principal amount.

Repayment:     [X] The Notes cannot be repaid prior to maturity.
               [ ] The Notes can be repaid prior to maturity at the option of the holder of the Notes.

Optional Repayment Date(s):

Repayment Price:

Discount Notes:     [ ] Yes   [X] No

     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:

Agent's Discount or Commission:  .175%
Agent's Capacity:   [X] Agent   [ ] Principal

Net proceeds to Company (if sale to Agent as principal):

Agent:    [ ] Merrill Lynch & Co.  [ ] Salomon Brothers Inc
          [X] J.P. Morgan & Co.    [ ] Other: